UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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___________________________________________

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)

___________________________________________

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BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP
c/o Arch Street VIII, Inc.
101 Arch Street
Boston, Massachusetts 02110-1106
(617) 439-3911

DON’T BE MISLED BY THE MCDOWELL LETTER
DISCARD THE GREEN CARD

December 13, 2007

Dear Investor:

We sincerely appreciate the support that we have received from the limited partners in response to the hostile consent solicitation launched by Everest Housing Investors 2, LP (“Everest”).

As Managing General Partner of Boston Financial Qualified Housing Tax Credits L.P. IV, A Limited Partnership, a Massachusetts limited partnership (“Fund IV”), we are writing to you in response to a letter that McDowell Investments, L.P. sent to you on or about November 30, 2007.

In its letter, McDowell Investments - posing as a disinterested limited partner - asked you to vote in favor of Everest’s proposal to remove the general partners and elect an affiliate of Everest as a new general partner of Fund IV. The Managing General Partner has previously urged you to reject Everest’s Proposal in a letter and revocation of consent statement dated December 1, 2007.

THE MANAGING GENERAL PARTNER STRONGLY RECOMMENDS THAT YOU REJECT MCDOWELL INVESTMENTS’ RECOMMENDATION AND REJECT EVEREST’S PROPOSAL. MCDOWELL INVESTMENTS NOT ONLY FAILED TO DISCLOSE IMPORTANT INFORMATION ABOUT ITS RELATIONSHIP WITH EVEREST BUT ALSO WAS MISLEADING WITH REGARD TO SEVERAL FACTS.

YOU SHOULD NOT SIGN OR RETURN ANY GREEN CONSENT CARD THAT YOU RECEIVED FROM EVEREST. IF YOU HAVE ALREADY SIGNED AND RETURNED A GREEN CONSENT CARD, THE MANAGING GENERAL PARTNER STRONGLY RECOMMENDS THAT YOU REVOKE THAT CONSENT BY SIGNING, DATING AND RETURNING THE ENCLOSED YELLOW REVOCATION OF CONSENT CARD.

You should reject McDowell Investment’s recommendation for at least the following reasons:

1.	YOU CANNOT TRUST MCDOWELL INVESTMENTS BECAUSE THEY FAIL TO DISCLOSE THEIR CLOSE RELATIONSHIP WITH EVEREST.

McDowell’s Letter conveys to the limited partners the false impression that McDowell Investments is a “disinterested limited partner” in Everest’s consent solicitation campaign (e.g.,“We just received in the mail a Solicitation of Consents to remove affiliates of MMA Financial (MMA) as the General Partner”).  McDowell’s Letter fails to disclose important information concerning its relationship with Everest. Specifically, McDowell Investments fails to inform the limited partners that McDowell Investments and Everest were part of a group that tried to remove Fund IV’s current General Partners via a consent solicitation in early 2006.

Furthermore, McDowell Investment’s principal (Monte McDowell) and attorney (Kevan Acord) serve as Trustees of Maxus Realty Trust, Inc. along with Everest’s principal (Robert Kohorst), and David L. Johnson. Mr. Johnson controls the company that filed the consent solicitation materials last year to try to remove Fund IV’s General Partners. Since McDowell Investments is working with Everest in its consent solicitation campaign, McDowell Investments should have disclosed to the limited partners McDowell Investment’s relationship with Everest and its affiliates.

2.	THE INFORMATION THAT MCDOWELL INVESTMENTS CLAIMS TO BE SEEKING IS, AND HAS BEEN, PUBLICLY AVAILABLE ON THE SEC’S WEBSITE.

Shortly after Fund IV filed its Form 8-K in July 2007, the SEC provided a comment letter to Fund IV requesting certain additional details concerning the information disclosed in the Form 8-K.  In September 2007, Fund IV provided a detailed response to the SEC addressing all of the SEC’s comments.  Copies of both the SEC’s comment letter and Fund IV’s response have been and continue to be available on the SEC’s website, www.sec.gov using Fund IV’s CIK #0000845035.

Given these facts, McDowell Investments’ assertions that Fund IV has yet to provide “the details” and that Everest needs “to investigate” is simply false. The Managing General Partner provided all of the information to the SEC, which then made it publicly available on its website. The SEC has not contacted the Managing General Partner for any further information on these matters.

3.	MCDOWELL INVESTMENTS HAS DISTORTED THE FACTS.

McDowell Investments distorts the facts in several respects in its letter. For example, McDowell Investments falsely claims that the “Banking Arrangement” which resulted in financial benefits to affiliates of the General Partner “only came to light thanks to the outside scrutiny asserted by Everest.” This statement is false. The Managing General Partner -- not Fund IV’s auditors or Everest -- (i) independently determined that the reserves had been invested in below-market interest bearing accounts and (ii) voluntarily reimbursed $428,553 to Fund IV in September 2007.

Similarly, McDowell Investments falsely suggests that Everest’s recent Proposal caused the Managing General Partner to make its recent distribution of $226 per Unit. In fact, the Managing General Partner was preparing to make the $226 per Unit distribution in September 2007, weeks before Everest first filed its Proposal in October 2007.

Finally, McDowell Investments’ attempt to tar the Managing General Partner for the problems associated with Bentley Court II Limited Partnership is unwarranted. The Managing General Partner has repeatedly disclosed to the limited partners all of the facts concerning this local partnership. As previously disclosed, the local general partner of Bentley Court II was convicted and imprisoned for fraud. As a result of this fraud, the IRS questioned the treatment of certain items and had findings of non-compliance. Ultimately, after a series of trials led by the Managing General Partner, the Tax Court ruled against the Partnership in 2006. While the Managing General Partner is disappointed with this outcome, the Managing General Partner did not create the problems at Bentley Court II and the Managing General Partner took all reasonable steps to avoid and/or reduce any negative impact on the limited partners.

4.	MCDOWELL INVESTMENTS’ CONCERN ABOUT THE MANAGING GENERAL PARTNER’S HIGHER VOLUNTARY REIMBURSEMENTS RINGS HOLLOW.

In an example of “no good deed goes unpunished”, McDowell Investments criticizes the Managing General Partner for returning to the Fund more money that it originally estimated. McDowell Investments complains that the amount that the Managing General Partner voluntarily reimbursed to Fund IV was $428,553 - rather than the $363,000 that was originally estimated. The facts are quite simple. In the 10-K filed on or about July 16, 2007, the Managing General Partner “estimated” that it would reimburse $363,000 to the Fund. After further evaluation, the Managing General Partner determined that it should reimburse the Fund for lost interest for approximately two additional months, which increased the estimate by $65,000. McDowell Investments’ complaint that the Managing General Partner has voluntarily reimbursed an additional $65,000 to the Fund demonstrates its fundamental bias.

Again, the Managing General Partner recommends that you reject McDowell Investment’s recommendation, and to DISCARD THE GREEN CONSENT CARD. If you have already mailed the Green consent card, we urge you to revoke that consent by sending in the ENCLOSED YELLOW CARD.

For further information on the Managing General Partner’s recommendations, please review the Managing General Partner’s Revocation of Consent Solicitation and Supporting Statement.

If you have any questions or require assistance completing the enclosed yellow Revocation of Consent card, please contact:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
Tel: (212) 929-5500
Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com